STOCK PURCHASE AGREEMENT

BY AND AMONG

ABEL L.P., ROPER INDUSTRIES, INC., AHC, INC., DR. GOERDT K. ABEL, GOERDT K. ABEL IRREVOCABLE TRUST NO. 1, AND GOERDT K. ABEL IRREVOCABLE TRUST NO. 2

May 11, 2000

4. REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE BUYER		31

(a)	Organization of the Buyer	31
(b)	Authorization of Transaction	31
(c)	Noncontravention	32
(d)	Broker’s Fees	32
(e)	Disclosure	32
(f)	Financing	32
(g)	Due Diligence	32

5. CLOSING DELIVERIES AND OTHER OBLIGATIONS TO CLOSE		32
(a)	Conditions to Obligation of the Parent and the Buyer	32
(b)	Conditions to Obligation of the Stockholders and the Company	35

6. PRE-CLOSING COVENANTS REGARDING PLAN TERMINATION		36

7. POST-CLOSING COVENANTS		37
(a)	General	37
(b)	Litigation Support	37
(c)	Transition	37
(d)	Confidentiality	37
(e)	Tax Matters	38
(f)	Cancellation of Certain Accounts Receivable	38
(g)	Company Indebtedness	39

8. REMEDIES FOR BREACHES OF THIS AGREEMENT		39
(a)	Survival of Representations and Warranties	39
(b)	Indemnification Provisions for Benefit of the Parent, the Buyer, and the Company	40
(c)	Indemnification Provisions for Benefit of the Stockholders	42
(d)	Matters Involving Third Parties	42
(e)	Determination of Adverse Consequences	43
(f)	Post-Closing	43

9. MISCELLANEOUS		44
(a)	Press Releases and Public Announcements	44
(b)	No Third-Party Beneficiaries	44
(c)	Stockholder Liability	44
(d)	Entire Agreement	44
(e)	Succession and Assignment	44
(f)	Counterparts	44
(g)	Headings	44
(h)	Notices	45
(i)	Governing Law	46
(j)	Amendments and Waivers	46
(k)	Severability	46
(l)	Expenses	46

(m)	Construction	47
(n)	Incorporation of Exhibits and Schedules	47
(o)	Specific Performance	47
(p)	Submission to Jurisdiction	47
(q)	Arbitration	47
(r)	Governing Currency	48

STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (this “Agreement”) is entered into on May 11, 2000, by and among ABEL L.P., a Delaware limited partnership (the “Buyer”), ROPER INDUSTRIES, INC., a Delaware corporation and parent of the Buyer (the “Parent”), AHC, INC., a Pennsylvania corporation (the “Company”) and DR. GOERDT K. ABEL, an individual resident of Pennsylvania (“Abel”), GOERDT K. ABEL IRREVOCABLE TRUST NO. 1, and GOERDT K. ABEL IRREVOCABLE TRUST NO. 2 (Abel and each of the foregoing individually a “Stockholder” and collectively the “Stockholders”). The Buyer, the Parent, the Company, and the Stockholders are referred to collectively herein as the “Parties”.

     The Company, through its wholly-owned direct and indirect subsidiaries, Abel Pumps Corporation, Abel GmbH & Company KG, Abel Pumps, Ltd., and Abel Equipos S.A., manufactures, markets, sells and distributes hydraulic membrane pumps, solids handling pumps, electro-mechanical pumps, high pressure pumps, and marine pumps.

     This Agreement contemplates a transaction in which the Buyer shall purchase one hundred percent (100%) of the outstanding capital stock of the Company from the Stockholders, and in connection therewith, the Stockholders will receive consideration in the form of cash.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS.

     “Adjustment Schedule” has the meaning set forth in Section 2(g)(ii) below.

     “Adverse Consequences” means all damages, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses suffered, incurred, paid or arising from all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, and rulings.

     “Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local, or foreign law).

     “Aggregate Consideration” has the meaning set forth in Section 2(b) below.

     “Applicable Rate” means the corporate base rate of interest announced from time to time by the Bank of America.

     “Arbitrator” has the meaning set forth in Section 2(g)(iv) below.

     “Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably be expected to form the basis for any specified consequence.

     “BigMachines Agreement” has the meaning set forth in Section 5(a)(xi) below.

     “BigMachines Escrow” has the meaning set forth in Section 5(a)(xi) below.

     “Buchen Facility” has the meaning set forth in Section 3(p)(ii) below.

     “Business” means the business as conducted by the Company and its Subsidiaries.

     “Buyer” has the meaning set forth in the preface above.

     “Certificates” has the meaning set forth in Section 2(d) below.

     “Closing” has the meaning set forth in Section 2(e) below.

     “Closing Date” has the meaning set forth in Section 2(e) below.

     “COBRA” has the meaning set forth in Section 3(x)(x) below.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Company” has the meaning set forth in the preface above.

     “Company Disclosure Schedule” has the meaning set forth in Section 3 below.

     “Company Plans” has the meaning set forth in Section 3(x) below.

     “Company Shares” means the shares of the Common Stock of the Company, par value $1.00 per share.

     “Confidential Information” means: (a) confidential data and confidential information relating to the business of any Party (the “Protected Party”) which is or has been disclosed to another Party (the “Recipient”) or of which the Recipient became aware as a consequence of or through its relationship with the Protected Party and which has value to the Protected Party and is not generally known to its competitors and which is designated by the Protected Party as confidential; and (b) information of the Protected Party, without regard to form, including, but not limited to, Intellectual Property, technical or nontechnical data, algorithms, formulas, patents, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product or service plans or lists of customers or suppliers which is not known or generally available to the public and which information (i) derives economic value from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Notwithstanding anything to the contrary contained herein, Confidential Information shall not include any data or information that (v) has been voluntarily disclosed to the public by the Protected Party, (w) has been independently developed and disclosed to the public by others, (x) otherwise enters the public domain without breach of this Agreement, (y) was already known by Recipient prior to such disclosure (as evidenced by written documentation) or was lawfully and rightfully disclosed to Recipient by another Person, or (z) that is required to be disclosed by law or order without the availability of applicable protective orders or treatment.

     “Deferred Closing Interest Rate” means simple interest at a rate of 5.5% per annum, calculated on the basis of 365 days per year and actual days elapsed.

     “Employee Benefit Plan” means any (i) nonqualified deferred compensation or retirement plan or arrangement, including any Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (ii) qualified defined contribution retirement plan or arrangement, including any Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement, including any Employee Pension Benefit Plan (including any Multiemployer Plan), (iv) employee welfare benefit plan, including any Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)), (v) fringe benefit plan or program, and (vi) each written employment, severance, salary continuation or other contract, incentive plan, insurance plan arrangement, bonus plan and any equity plan or employee benefit arrangement applicable to employees of the Company or its Subsidiaries, excluding any such arrangement or social benefit scheme required generally of employers under applicable law in jurisdictions other than the United States.

     “Environmental, Health, and Safety Laws” means the (1) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other US laws (including rules, regulations, codes, and permits, thereunder) of federal, state and local governments (and all agencies thereof) concerning pollution or protection of the environment, natural resources, or employee health and safety, including, but not limited to, laws relating to emissions, discharges, releases, or threatened releases of Hazardous Substances in ambient air, surface water, drinking water, wetlands, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, recycling, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes; and (2) applicable laws and regulations in those jurisdictions other than the United States in which the Company and its Subsidiaries have operations or conduct their Business, which laws regulate (a) the protection or preservation of the environment, natural resources or worker health and safety, or (b) the discharge, disposal, transportation or handling of materials or substances deemed hazardous or toxic to the environment or human health and safety.

     “Equity Rights” has the meaning set forth in Section 6 below.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “Escrow Agent” means SunTrust Bank, N.A.

     “Escrow Agreement” means the Escrow Agreement dated the Closing Date, entered into among the Parent, the Buyer, the Stockholders, and the Escrow Agent with respect to the indemnification obligations of the Stockholders under Section 8 of this Agreement, the form of which is set forth as Exhibit A.

     “European Subsidiaries” means those direct and indirect Subsidiaries of the Company as follows: Abel GmbH & Company KG, a limited partnership organized under the laws of Germany, Abel Pumps, Ltd., a corporation organized under the laws of the United Kingdom, and Abel Equipos S.A., a sociedad anonima organized under the laws of Spain.

     “Extremely Hazardous Substance” has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

     “Fiduciary” has the meaning set forth in ERISA Section 3(21).

     “Financial Statements” has the meaning set forth in Section 3(g) below.

     “First Escrow Period” has the meaning set forth in Section 8(b)(v) below.

     “Foreign Plans” has the meaning set forth in Section 3(x)(ii) below.

     “GAAP” means United States generally accepted accounting principles as in effect as of the date hereof.

     “Hazardous Substance” means any substance regulated under or defined by United States federal Environmental, Health, and Safety Laws, including, but not limited to, any pollutant, contaminant, hazardous substance, hazardous constituent, hazardous waste, special waste, solid waste, industrial waste, petroleum derived substance or waste, or toxic substance.

     “Indebtedness” means (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), including the current portion of such indebtedness, (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, and (iii) including all accrued and unpaid interest thereon.

     “Indemnified Party” has the meaning set forth in Section 8(d) below.

     “Indemnifying Party” has the meaning set forth in Section 8(d) below.

     “Intellectual Property” means, with respect to the Business:

(a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, regardless of the granting jurisdiction, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof;

(b) all trademarks, service marks, trade dress, logos, trade names and corporate names, regardless of the jurisdiction of registration, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith;

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(c) all copyrightable works, all copyrights, regardless of the granting jurisdiction, and all applications, registrations, and renewals in connection therewith;

(d) all mask works and all applications, registrations, and renewals in connection therewith;

(e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals);

(f) all computer software (including data and related documentation);

(g) all other proprietary intellectual property rights; and

(h) all copies and tangible embodiments thereof (in whatever form or medium).

     “Inventory Count” has the meaning set forth in Section 2(g)(iii) below.

     “Knowledge” means, with respect to Abel, the actual knowledge of Abel after reasonable investigation, and means, with respect to the Company and its Subsidiaries, the knowledge of Abel and the management employees of the Company and its Subsidiaries with respect to which the applicable representation or warranty applies.

     ”Leased Real Property” has the meaning set forth in Section 3(l) below.

     “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     “March 31 Balance Sheet” has the meaning set forth in Section 2(g)(ii) below.

     “Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

     “Net Working Capital” means the excess of total current assets, including without limitation cash, accounts receivable (excluding any receivable owed by Abel, including without limitation the receivable with respect to the Steinach Property Transfer), inventories (calculated at average cost), and other accrued current assets, over total current liabilities, including without limitation accounts payable, employee compensation, customer advances, provisions for future losses, accrued Tax Liability with respect to German municipal trade Taxes (the “German Trade Tax”) and other accrued current liabilities (but excluding Indebtedness and excluding accrued Tax Liability (except for the German Trade Tax set forth above) with respect to the earnings of the Company and its Subsidiaries through March 31, 2000) of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP. Amounts recorded in currency other than U.S. Dollars shall be valued based upon the exchange rate in the Wall Street Journal (U.S. edition) published on March 31, 2000.

     “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     “Party” has the meaning set forth in the preface above.

     “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture or a governmental entity (or any department, agency, or political subdivision thereof).

     “Premises” has the meaning set forth in Section 5(a)(xii) below.

     “Product Warranty Claims” means claims of the customers of the Company and its Subsidiaries and/or users made at any time following Closing in the Ordinary Course of Business with respect to products leased or sold and delivered by the Company and its Subsidiaries on or prior to the Closing Date which (i) are based solely on the Company’s and its Subsidiaries’ written product warranties disclosed to the Buyer, and (ii) are only for the repair or replacement remedies expressed in such written product warranties.

     “Prohibited Transaction” has the meaning set forth in Section 3(x)(xi)(B) below.

     “Purchase Price Adjustment” has the meaning set forth in Section 2(g)(i) below.

     “Real Property” means, collectively, the real property interests of the Company and its Subsidiaries, wherever located, but excluding Leased Real Property (as defined in Section 3(l)(ii)).

     “Real Property Commitment” has the meaning set forth in Section 5(a)(xii) below.

     “Second Escrow Period” has the meaning set forth in Section 8(b)(v) below.

     “Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens incurred in the Ordinary Course of Business not yet due and payable, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     “Steinach Property Transfer” means the sale, transfer, assignment, grant, gift or other conveyance of real property in Germany prior to the Closing Date by the Company or any corporation, partnership or other person or entity affiliated with the Company or the Stockholders, including without limitation three (3) parcels of real property located in Steinach, Germany.

     “Stock Purchase Consideration” has the meaning set forth in Section 2(b) below.

     “Stockholders” has the meaning set forth in the preface above.

     “Subsidiary” means any corporation, limited partnership, limited liability company, sociedad anonima, GmbH, GmbH & Co. KG, company organized under the Companies Act of 1989 (United Kingdom) or other legal entity (regardless of the jurisdiction of organization) with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock, units or equivalent voting equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or managing directors (Geschaftsfuhrer) or general partners or the equivalent or has the power by contract or otherwise to direct or cause the direction of the management plans and policies of such entity, and means specifically, with respect to the Company, each of Abel Pumps Corporation, a Pennsylvania corporation, Abel GmbH & Company KG, a limited partnership organized under the laws of Germany, Abel Pumps, Ltd., a corporation organized under the laws of the United Kingdom, and Abel Equipos S.A., a corporation organized under the laws of Spain.

     “Takeover Proposal” means any written inquiry, proposal or offer from any Person relating to (A) any direct or indirect acquisition or purchase of (i) the assets of the Company or any of its Subsidiaries outside of the Ordinary Course of Business, or (ii) any securities of the Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement), or (B) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries.

     “Tax” means any federal, state, local, or foreign (including, but not limited to, those of Germany, Spain, United Kingdom or European Union) income, built-in gains (within the meaning of Code Section 1374 or any comparable foreign, state or local provisions), gross receipts, excess net passive income (within the meaning of Code Section 1375 or any comparable foreign, state or local provisions), license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, retailer’s occupation taxes and other taxes commonly understood to be sales or use taxes, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and includes, with respect to Abel GmbH & Company KG, a limited partnership organized under the laws of Germany, German taxes as defined in Section 3, paragraph 1 of the German General Tax Code, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, including without limitation supplementary taxes as defined in Section 3, paragraph 3 of the German General Tax Code.

     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     “Third Escrow Period” has the meaning set forth in Section 8(b)(v).

     “Third Party Claim” has the meaning set forth in Section 8(d)(i) below.

     “Transaction Escrow” has the meaning set forth in Section 8(b)(vi) below.

     “Trust No. 1 Trust Instrument” has the meaning set forth in Section 3(b) below.

     “Trust No. 2 Trust Instrument” has the meaning set forth in Section 3(b) below.

     “Undisclosed Liabilities” has the meaning set forth in Section 3(i) below.

     “US Plans” has the meaning set forth in Section 3(x)(ii) below.

     “US Subsidiary” means Abel Pumps Corporation, a Pennsylvania corporation.

2.	PURCHASE OF THE COMPANY SHARES.

     (a) Purchase and Sale of Company Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer will purchase, acquire and accept from the Stockholders, and the Stockholders will sell, assign, convey and deliver to the Buyer, all of their right, title, and interest in and to the Company Shares, free and clear of any Security Interest.

     (b) Consideration. At Closing, all of the Company Shares shall represent the right to receive in the manner provided in Section 2(c) below, Twenty Five Million Two Hundred Thousand United States Dollars (US$25,200,000.00), subject to post-Closing adjustment as provided in Section 2(g) below (the “Aggregate Consideration”) less the reductions described in Section 2(c)(i)(A), Section 2(c)(i)(B), Section 2(c)(i)(D), and Section 2(c)(i)(D) below (the net amount referred to as the “Stock Purchase Consideration”).

     (c) Reduction from Aggregate Consideration. At the Closing Date, the Aggregate Consideration shall be reduced as follows:

(A) US$2,251,151.13, which represents an estimate of the amount of the Indebtedness of the Company and its Subsidiaries as of the Closing Date;

(B) US$132,170 (the US$ equivalent of DM275,000), which represents the receivable on the books of the Company with respect to the Steinach Property Transfer, shall be paid to the Company in cancellation and in satisfaction of such receivable, and in cancellation and satisfaction of the receivable on the books of the Company with respect to the transfer of all of the issued and outstanding capital stock of Abel Beteiligungs GmbH, a corporation organized under the laws of Germany, from the Company to Abel;

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(C) US$431,788.47, which represents dividends and other distributions to the Stockholders made by the Company and its Subsidiaries after March 31, 2000;

(D) US$2,600,000 shall be paid to the Escrow Agent, to be held and disbursed as provided in Section 8 below and the Escrow Agreement; and

(E) the balance of the Stock Purchase Consideration shall be paid to a bank or other account designated in writing to the Buyer by Abel at least two business days prior to the Closing Date by wire transfer or other immediately available funds, which amount, plus interest on such amount at the Deferred Closing Interest Rate from March 31, 2000, through the Closing Date, shall be paid to the Stockholders, pro rata based on the number of Company Shares held by each Stockholder as set forth in Section 2(c)(i)(E) of the Company Disclosure Schedule.

     (d) Surrender of Company Share Certificates. At the Closing, each Stockholder shall deliver an executed letter of transmittal, in a form reasonably satisfactory to the Parent, together with those original certificates that immediately prior to the Closing Date represented the Company Shares held by the Stockholders, or a duly executed affidavit of lost certificate and indemnity for any certificate which has been lost, stolen, seized or destroyed (the “Certificates”), to the Parent. Upon the surrender of Certificates to the Parent, the Stockholders shall be entitled to receive in exchange therefor the Stock Purchase Consideration in accordance with the provisions of this Agreement.

     (e) The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Powell, Goldstein, Frazer & Murphy LLP, 191 Peachtree Street, NE, 16th Floor, Atlanta, Georgia 30303, at 9:00 a.m., on May ____, 2000, or such other date and time, or in such other manner, as the Parties may agree (the “Closing Date”).

     (f) Deliveries at the Closing.(i) At the Closing, the Company and the Stockholders will deliver to the Parent and the Buyer the various certificates, instruments, and documents referred to in Section 5(a) below; (ii) the Parent and the Buyer will deliver to the Company and the Stockholders the various certificates, instruments, and documents referred to in Section 5(b) below; (iii) the Company and the Stockholders will execute, acknowledge (if appropriate), and deliver to the Parent and the Buyer such documents as the Parent, the Buyer and their counsel may reasonably request; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Company such documents as the Company and the Stockholders and their counsel reasonably may request; and (v) the Buyer will deliver to the Stockholders, and others specified in Section 2(c), the Aggregate Consideration.

(g) Minimum Working Capital Purchase Price Adjustment.

(i) The Purchase Price shall be (i) reduced on a dollar-for-dollar basis to the extent that the Net Working Capital of the Company and its Subsidiaries as of the commencement of business on March 31, 2000, is less than US$5,700,000, and to the extent the Indebtedness of the Company and its Subsidiaries as of the Closing Date, is greater than US$2,251,151.13, and (ii) increased on a dollar-for-dollar basis to the extent that the Net Working Capital of the Company as of the commencement of business on March 31, 2000, is greater than US$5,700,000, and to the extent the Indebtedness of the Company and its Subsidiaries as of the Closing Date is less than US$2,251,151.13. Any increase or decrease in the Purchase Price pursuant to this Section 2(g) shall be referred to as a “Purchase Price Adjustment”.

(ii) The Company shall conduct, or cause its auditors to conduct, an accounting of the Business as of March 31, 2000, including without limitation a full physical count of the inventory (the “Inventory Count”). No later than forty five (45) days after the Closing Date, the Parent shall deliver to Abel (i) a balance sheet and a statement of operations for the period ended as the commencement of business on March 31, 2000, which balance sheet and statement of operations shall be prepared in accordance with GAAP and, to the extent consistent with GAAP, in a manner consistent with historical balance sheet and accounting methodology of the Company and its Subsidiaries (the “March 31 Balance Sheet”), and (ii) a separate certificate calculating Net Working Capital as of the commencement of business as of March 31, 2000, based on the March 31 Balance Sheet, and showing any calculations with respect to any necessary Purchase Price Adjustment (the “Adjustment Schedule”).

(iii) Abel and his auditors shall have the right to review, for a period not exceeding forty-five days (45) days following the date of the Parent’s submission of the March 31 Balance Sheet and Adjustment Schedule to Abel, all aspects of the Parent’s accounting, including, without limitation, its workpapers (the “Review”).

(iv) If, following and subject to the Review, Abel and the Parent agree on the amount of the Net Working Capital as reflected on the Adjustment Schedule, such amount shall be conclusive and binding on all parties and paid in conformity with subsection (v) below. If, following and subject to the Review, Abel and the Parent disagree as to the amount of the Net Working Capital as reflected in the Adjustment Schedule and such disagreement cannot be resolved within forty-five (45) days after the completion of the Review, then said dispute shall be submitted by either party to the Pittsburgh, Pennsylvania office of PriceWaterhouseCoopers, LLP (the “Arbitrator”) for final and binding resolution. Each of the Parent and Abel shall submit a position statement setting forth its or his explanation of the appropriate amount of the Net Working Capital (the “Position Statements”). The Arbitrator shall review the Position Statements and such other information as it shall deem to be reasonably necessary to make its determination. The Arbitrator shall act as an arbitrator and shall issue its report as to the Net Working Capital and the determination of the Purchase Price Adjustment reflected in the Adjustment Schedule within sixty (60) days after such dispute is referred to the Arbitrator. Abel on the one hand, and the Parent on the other hand, shall bear all costs and expenses incurred by it in connection with such arbitration, except that the Party whose Position Statement varies by the widest margin from the decision of the Arbitrator shall be responsible for all of the fees and expenses of the Arbitrator hereunder; provided, however, that if both Parties’ respective Position Statements are within ten percent (10%) of the final award, the fees and expenses of the Arbitrator will be shared equally by the Parties. This provision for arbitration shall be specifically enforceable by the Parties and the decision of the Arbitrator in accordance with the provisions hereof shall be final and binding with respect to the Net Working Capital and there shall be no right of appeal therefrom.

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(v) If, based on the Adjustment Schedule as finally determined, there is a Purchase Price Adjustment as set forth in Section 2(g)(i), the net amount shall be paid to the Buyer or to the Stockholders, as applicable. Final amounts due hereunder shall be paid no later than five (5) business days following Abel’s agreement with the Parent’s calculation of the Purchase Price Adjustment, or in the event of a disagreement, following the resolution of such disagreement by written agreement of the Parent and Abel, or the determination of the Arbitrator pursuant to Section 2(g)(iv) above.

3.	REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS.

     The Stockholders, jointly and severally, represent and warrant to the Parent and the Buyer that the statements contained in this Section 3 are true, correct and complete as of the date hereof, and will be true, correct and complete as of the Closing Date, except as specified to the contrary in the corresponding paragraph of the disclosure schedule prepared by the Company and Abel accompanying this Agreement and initialed by Abel and the Buyer (the “Company Disclosure Schedule”). The Company Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

     (a) Organization of the Company and its Subsidiaries.

(i) The Company is a corporation duly organized, validly existing, and subsisting under the laws of the Commonwealth of Pennsylvania and is duly qualified to conduct business in every jurisdiction where such qualification is required, except where the failure to be so qualified would not materially affect the Business. The jurisdictions in which the Company is currently qualified are set forth on Section 3(a)(i) of the Company Disclosure Schedule. Abel is the record and beneficial owner of 84.32% of the issued and outstanding capital stock of the Company. Goerdt K. Abel Irrevocable Trust No. 1 is the record and beneficial owner of 7.84% of the issued and outstanding capital stock of the Company. Goerdt K. Abel Irrevocable Trust No. 2 is the record and beneficial owner of 7.84% of the issued and outstanding capital stock of the Company.

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(ii) Abel Pumps Corporation is a Subsidiary of the Company, and is a corporation duly organized, validly existing, and subsisting under the laws of the Commonwealth of Pennsylvania and is duly qualified to conduct business in every jurisdiction where such qualification is required, except where the failure to be so qualified would not materially affect the Business. The jurisdictions in which Abel Pumps Corporation is currently qualified are set forth on Section 3(a)(ii) of the Company Disclosure Schedule. The Company is the sole record and beneficial owner of the issued and outstanding capital stock of Abel Pumps Corporation.

(iii) Abel GmbH & Company KG is a Subsidiary of the Company, and is a limited partnership duly organized, validly existing, and in good standing under the laws of Germany and is duly qualified to conduct business in every jurisdiction where such qualification is required, except where the failure to be so qualified would not materially affect the Business. The jurisdictions in which Abel GmbH & Company KG is currently qualified are set forth on Section 3(a)(iii) of the Company Disclosure Schedule. Through May 10, 2000, Abel Beteiligungs GmbH was the sole record and beneficial owner of the general partnership interest of Abel GmbH & Company KG. The Company is the sole record and beneficial owner of the limited partnership interest of Abel GmbH & Company KG.

(iv) Through May 10, 2000, Abel Beteiligungs GmbH was a Subsidiary of the Company and the general partner of Abel GmbH & Company KG, and the Company was the sole record and beneficial owner of the issued and outstanding capital stock of Abel Beteiligungs GmbH. As of May 10, 2000, the Company transferred all of its right, title and interest in Abel Beteiligungs GmbH to Abel.

(v) Abel Pumps, Ltd. is an indirect Subsidiary of the Company and a direct Subsidiary of Abel GmbH & Company KG, and is a company duly organized, validly existing, and in good standing under the laws of the United Kingdom and is duly qualified to conduct business in every jurisdiction where such qualification is required, except where the failure to be so qualified would not materially affect the Business. The jurisdictions in which Abel Pumps, Ltd. is currently qualified are set forth on Section 3(a)(v) of the Company Disclosure Schedule. Abel GmbH & Company KG is the sole record and beneficial owner of the issued and outstanding share capital of Abel Pumps, Ltd.

(vi) Abel Equipos S.A. is an indirect Subsidiary of the Company and a direct Subsidiary of Abel GmbH & Company KG, and is a sociedad anonima duly organized, validly existing, and in good standing under the laws of Spain and is duly qualified to conduct business in every jurisdiction where such qualification is required, except where the failure to be so qualified would not materially affect the Business. The jurisdictions in which Abel Equipos S.A. is currently qualified are set forth on Section 3(a)(vi) of the Company Disclosure Schedule. Abel GmbH & Company KG is the sole record and beneficial owner of the issued and outstanding share capital of Abel Equipos S.A.

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     (b) Authorization of Transaction. The Company and the Stockholders have full power and authority (including, with respect to the Company, full corporate power and authority) to execute and deliver this Agreement and to perform its or his obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Company, and the Stockholders of the Company, have duly authorized the execution, delivery, and performance of this Agreement by the Company. Goerdt K. Abel Irrevocable Trust No. 1 is valid and existing under the laws of the Commonwealth of Pennsylvania, and the trustee of the Goerdt K. Abel Irrevocable Trust No. 1, Godard Abel, has the full power and authority, pursuant to the terms of the Goerdt K. Abel Irrevocable Trust No. 1 Trust Agreement by and between Goerdt K. Abel and Godard Abel dated December 30, 1999 (the “Trust No. 1 Trust Instrument”) to enter into this Agreement on behalf of the beneficiaries of Goerdt K. Abel Irrevocable Trust No. 1 and to cause the Goerdt K. Abel Irrevocable Trust No. 1 to sell, assign, convey and deliver to the Buyer all of the Company Shares held as the corpus of the Goerdt K. Abel Irrevocable Trust No. 1 and otherwise perform its obligations under the Agreement. Goerdt K. Abel Irrevocable Trust No. 2 is valid and existing under the laws of the Commonwealth of Pennsylvania, and the trustee of the Goerdt K. Abel Irrevocable Trust No. 2, Margell Abel, has the full power and authority, pursuant to the terms of the Goerdt K. Abel Irrevocable Trust No. 2 Trust Agreement by and between Goerdt K. Abel and Margell Abel dated December 30, 1999 (the “Trust No. 2 Trust Instrument”) to enter into this Agreement on behalf of the beneficiaries of the Goerdt K. Abel Irrevocable Trust No. 2 and to cause the Goerdt K. Abel Irrevocable Trust No. 2 to sell, assign, convey and deliver to the Buyer all of the Company Shares held as the corpus of the Goerdt K. Abel Irrevocable Trust No. 2 and otherwise perform its obligations under the Agreement. This Agreement constitutes the valid and legally binding obligation of the Company and the Stockholders, enforceable in accordance with its terms and conditions, except as otherwise limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, preference and other similar laws providing for the protection of creditors’rights generally. Except as set forth on Section 3(b) of the Company Disclosure Schedule, neither the Company, the Subsidiaries of the Company, nor the Stockholders need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any United States, Germany, United Kingdom, Spain, or other European Union governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

     (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company, the Subsidiaries of the Company, or the Stockholders are subject, any provision of the Trust No. 1 Trust Instrument or the Trust No. 2 Trust Instrument, or any provision of the articles of incorporation or the bylaws of the Company or the Subsidiaries of the Company, or (ii) except as set forth on Section 3(c) of the Company Disclosure Schedule and Section 3(l)(ii)(B) of the Company Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company, the Subsidiaries of the Company, or the Stockholders are a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The transfer from Abel to the Goerdt K. Abel Irrevocable Trust No. 1 of 7.84% of the Company Shares, and the transfer from Abel to the Goerdt K. Abel Irrevocable Trust No. 2 of 7.84% of the Company Shares, does not and will not cause the Company and its US Subsidiary not to have in effect valid and binding elections to be treated as an “S Corporation“ and a “qualified subchapter S subsidiary” within the meaning of Code Sections 1361 et. seq. for federal income tax purposes.

     (d) Brokers’ Fees. Neither the Company, the Subsidiaries of the Company, nor the Stockholders have incurred any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, except the fees and expenses of the Nassau Group, Inc., which shall be paid by the Stockholders.

     (e) Title to Assets and Company Shares. The assets of the Company and its Subsidiaries owned or leased by such constitute all of the property and assets used by the Company and its Subsidiaries or necessary to conduct the Business as presently conducted. Except as otherwise set forth on Section 3(e) of the Company Disclosure Schedule, and except for the assets which are the subject of the leases otherwise referred to in the Company Disclosure Schedule, the Company and its Subsidiaries have good title to all of such assets free and clear of any Security Interest. Each Stockholder has the right to convey, and upon the transfer of the Company Shares to the Buyer, each Stockholder will have conveyed, good title and interest in and to the Company Shares free and clear of all Security Interests.

     (f) Capitalization; Company Shares.

(i) Section 3(f) of the Company Disclosure Schedule sets forth the number of authorized, issued, and outstanding equity securities of the Company and each of its Subsidiaries, and indicates the record and beneficial owners of such securities. The equity securities of each of the Subsidiaries of the Company set forth on Section 3(f) of the Company Disclosure Schedule constitute all of the issued and outstanding capital stock or the equivalent of each such Subsidiary of the Company, are validly issued, fully paid and non-assessable and owned, beneficially and of record, by the stockholders set forth on Section 3(f) of the Company Disclosure Schedule, and none of such equity securities are subject to, nor have any been issued in violation of, pre-emptive or similar rights.

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(ii) The Company Shares constitute all of the issued and outstanding capital stock of the Company, are validly issued, fully paid and non-assessable and owned, beneficially and of record, by the Stockholders as disclosed in Section 3(f)(ii) of the Company Disclosure Schedule, and none of the Company Shares are subject to, nor have any been issued in violation of, pre-emptive or similar rights.

(iii) All issuances, sales and repurchases of equity interests by the Company and its Subsidiaries have been effected in compliance with all applicable laws, including, without limitation, applicable foreign, federal and state securities laws. The Stockholders have good title to the Company Shares, free and clear of any Security Interest or restriction on transfer. The stock ledger and other corporate records of the Company and its Subsidiaries contain a complete and correct record of all issuances and transfers of equity interests of the Company and its Subsidiaries. No options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating the Company and its Subsidiaries, contingently or otherwise, to issue or sell any shares of its common stock or any securities convertible into or exchangeable for any such shares or any other securities, are outstanding.

     (g) Financial Statements. Attached hereto as Exhibit B are audited consolidated balance sheets and related consolidated statements of income and retained earnings, comprehensive income and cash flow of the Company and Subsidiaries as of September 30, 1999, unaudited consolidated balance sheets and related consolidated statements of income and retained earnings, comprehensive income and cash flow of the Company and Subsidiaries as of September 30, 1998, and unaudited interim consolidated balance sheets and related consolidated statements of income and retained earnings, comprehensive income and cash flow of the Company and Subsidiaries through January 31, 2000 (the “Financial Statements”).

(i) Each of the Financial Statements is complete and consistent (subject to year-end adjustments of unaudited statements) with the books and records of the Company. Each of the Financial Statements has been prepared in conformity with GAAP and, to the extent in compliance with GAAP, on a consistent basis throughout the periods covered thereby and presents fairly the financial condition and results of operations and cash flows of the Company and its Subsidiaries at the dates and for the periods specified, subject, in the case of unaudited financial statements, to the absence of notes and other presentation items and the absence of normal recurring year-end adjustments and procedures (none of which require material adverse adjustment or are inconsistent with past practice).

(ii) Neither the Company nor its Subsidiaries have any debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Financial Statements, except as set forth in Section 3(g) of the Company Disclosure Schedule. All debts, liabilities and obligations of the Company and its Subsidiaries incurred after the date of the Financial Statements were incurred in the Ordinary Course of Business. Neither the Company nor its

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Subsidiaries are directly or indirectly liable to or obligated to provide funds in respect of or to guaranty or assume any obligation of any person (other than the Company and the Subsidiaries) except to the extent reflected and fully reserved against in the Financial Statements.

(iii) The loans, notes and accounts receivable reflected in the Financial Statements and all such loans, notes and accounts receivable arising after the applicable dates of the Financial Statements arose, and have arisen, from bona fide transactions, and the bad debt reserves established in connection with such loans, notes, and accounts receivable are in conformity with GAAP applied on a consistent basis.

     (h) Events Subsequent to September 30, 1999. Since September 30, 1999, there has not been any material adverse change in the business, financial condition, operations, or results of operations of the Company and its Subsidiaries. Without limiting the generality of the foregoing, except as listed on Section 3(h) of the Company Disclosure Schedule or as otherwise required by or as contemplated in this Agreement, since September 30, 1999, the Company and its Subsidiaries:

(i) except for the Steinach Property Transfer, and except as set forth on Section 3(h)(i) of the Company Disclosure Schedule, have not sold, leased, transferred, or assigned any of its assets, tangible or intangible, except for sales of inventory in the Ordinary Course of Business;

(ii) have not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than US$25,000 or outside the Ordinary Course of Business;

(iii) have not, and to the Knowledge of the Company or Abel no party has, accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than US$25,000 to which the Company or its Subsidiaries is a party or by which it is bound;

(iv) have not imposed or permitted any Security Interest upon any of their assets, tangible or intangible;

(v) except as set forth on Section 3(h) of the Company Disclosure Schedule, have not made any distribution or any capital expenditure (or series of related capital expenditures) either involving more than US$25,000 or outside the Ordinary Course of Business;

(vi) have not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;

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(vii) have not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any Indebtedness;

(viii) have not delayed or postponed the payment of accounts payable or other Liabilities outside of the Ordinary Course of Business;

(ix) have not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

(x) have not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(xi) have not changed or authorized any change in their articles of incorporation, bylaws, or similar charter documents;

(xii) have not experienced any material damage, destruction, or loss (whether or not covered by insurance) to their property;

(xiii) have not made any loan to, or entered into any other transaction with, any of their directors, officers, and employees;

(xiv) except as set forth on Section 3(h) of the Company Disclosure Schedule, have not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xv) have not granted any increase in the compensation of any of their directors, officers, and employees;

(xvi) except as otherwise contemplated or required by Section 6 hereof, have not adopted, amended, modified or terminated any bonus, profit-sharing incentive, severance, or other plan, contract, or commitment for the benefit of any of their directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(xvii) except as set forth on Section 3(h) of the Company Disclosure Schedule, have not made any other change in employment terms for any of their directors, officers, and employees;

(xviii) have not made or pledged to make any charitable or other capital contribution;

(xix) have not suffered or experienced any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business;

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(xx) except for those dividends and other distributions made after March 31, 2000, which are set forth on Section 3(h) of the Company Disclosure Schedule, have not declared or paid any dividend or other distribution, whether in cash or other property; and

(xxi) have not entered into a commitment to do any of the foregoing.

     (i) Undisclosed Liabilities. Neither the Company nor its Subsidiaries have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company and its Subsidiaries giving rise to any Liability), except for (i) Liabilities set forth in, and adequately reserved against, the Financial Statements, and (ii) Liabilities which have arisen after the date of the Financial Statements in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of contract, breach of warranty claims, product liability, tort, infringement, or violation of law), (iii) Liabilities which will arise from and after the Closing Date in the Ordinary Course of Business under contracts, instruments and similar obligations of the Company and its Subsidiaries to be performed following the Closing Date, and (iv) Liabilities set forth on Section 3(i) of the Company Disclosure Schedule (“Undisclosed Liabilities”).

     (j) Legal Compliance. The Company and its Subsidiaries have complied with all applicable laws (including rules, regulations, codes, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company and its Subsidiaries alleging any failure so to comply. The Company and its Subsidiaries have duly filed all reports and returns required to be filed by it with governmental authorities and obtained all governmental permits and licenses and other governmental consents which are required in connection with the businesses and operations of the Company and its Subsidiaries; all of such permits, licenses and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them are pending or threatened, except where any of the above would not have a materially adverse effect on the Company and its Subsidiaries.

     (k) Tax Matters.

(i) From inception through September 30, 1999, the Company and its US Subsidiary, each have been treated as a “C Corporation” within the meaning of the Code for federal income tax purposes. Subsequent to September 30, 1999, the Company and its US Subsidiary have had in effect valid and binding elections to be treated as an “S Corporation” and a “qualified subchapter S subsidiary” within the meaning of Code Sections 1361 et. seq. for federal income tax purposes.

(ii) The Company and its Subsidiaries have filed all Tax Returns that they were required to file. All such Tax Returns were true, correct and complete in all material respects. All Taxes owed by the Company, its Subsidiaries and the Stockholders (whether or not shown on any Tax Return), except for sales or use Taxes reflected on the March 31 Balance Sheet, have been paid. Neither the Company nor its Subsidiaries are the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns that the Company or its Subsidiaries are or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax. Neither the Company nor its Subsidiaries have been a member of an Affiliated Group (other than a group the common parent of which was the Company) that has filed a “consolidated return” within the meaning of Code Section 1501, or has filed a combined or consolidated return with another entity with any other taxing authority.

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(iii) The Company and its Subsidiaries have made all withholdings of Taxes required to be made in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party and such withholdings have either been paid to the appropriate governmental agency or set aside in appropriate accounts for such purpose.

(iv) Except as set forth on Section 3(k)(iv) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries are currently under audit with respect to Taxes by any authority, and have not received any notice or other indication that any authority is considering assessing any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company or its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which the Company, its Subsidiaries, or the Stockholders has knowledge based upon personal contact with any agent or representative of such authority. The Company has delivered to the Buyer true, correct and complete copies of all federal and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company and its Subsidiaries since December 31, 1995.

(v) Except as set forth on Section 3(k)(v) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(vi) Neither the Company nor its Subsidiaries have made any payments, are obligated to make any payments, or is a party to any agreement that could obligate any of them to make any payments that will not be deductible under Code Section 280G. Neither the Company nor its Subsidiaries is a party to any Tax allocation or sharing agreement. Neither the Company nor its Subsidiaries (A) have been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or

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(B) have any Liability for the Taxes of any Person (other than the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

     (l) Real Property.

(i) Section 3(l)(i) of the Company Disclosure Schedule lists the Real Property. Neither the Company nor its Subsidiaries own any real property except the Real Property. With respect to the Real Property:

(A) there are no pending or, to the Knowledge of the Company, threatened, condemnation proceedings, lawsuits, annexations or administrative actions, special assessments, impact fees, or other governmental exactions (other than ad valorem taxes) relating to the Real Property or other matters affecting adversely the current use or occupancy thereof;

(B) the Real Property is in compliance with all zoning, building, health and other land use laws, ordinances, rules, codes, regulations, orders and requirements;

(C) all facilities located on the Real Property have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations;

(D) there are no leases, subleases, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Real Property;

(E) there are no outstanding contracts, options or rights of first refusal to purchase the Real Property, or any portion thereof or interest therein; and there are no management, maintenance, service or other operating contracts or agreements affecting the Real Property or any portion thereof which shall survive the Closing;

(F) there are no parties (other than the Company and its Subsidiaries) in possession of the Real Property; and

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(G) to the Knowledge of the Company, adequate and usable public sanitary and storm sewers, public water facilities and other utilities are available without charge except for customary usage charges;

(H) to the Knowledge of the Company, no portion of the Real Property is subject to any restrictions on use or development, such as being a government designated “wetland” area; and

(I) the Real Property has not been used by the Company, or to the Knowledge of the Company, by any third party, as a landfill or for the dumping of debris or mining activities.

(ii) Section 3(l)(ii) of the Company Disclosure Schedule lists and describes briefly all real property leased to the Company and its Subsidiaries (the “Leased Real Property”). The Company has delivered to the Buyer true, correct and complete copies of the leases for the Leased Real Property (as amended to date). With respect to each lease for Leased Real Property:

(A) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

(B) neither the Company nor its Subsidiaries are, and to the Knowledge of the Company and its Subsidiaries, no party to the lease or sublease is, in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(C) neither the Company nor its Subsidiaries are, and to the Knowledge of the Company and its Subsidiaries, no party to the lease or sublease has, repudiated any provision thereof;

(D) there are no disputes, oral agreements, or forbearance programs in effect as to the lease;

(E) neither the Company nor its Subsidiaries have assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold; or

(F) all facilities leased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations.

     (m) Intellectual Property.

(i) The Company and its Subsidiaries own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or used in the operation of the Business as presently conducted. The Stockholders and each director, officer or employee of the Company and its Subsidiaries has heretofore transferred to the Company and its Subsidiaries all right, title and interest of such person in and to any Intellectual Property used or necessary for the operation of the Business as presently conducted. Each item of Intellectual Property included among the assets of the Company and its Subsidiaries or owned or used by the Company, its Subsidiaries, or the Stockholders immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder.

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(ii) Neither the Company, its Subsidiaries, nor the Stockholders have interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Company, its Subsidiaries, nor the Stockholders have ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Company, its Subsidiaries, or the Stockholders must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Company, its Subsidiaries, or the Stockholders, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company or its Subsidiaries.

(iii) Section 3(m)(iii) of the Company Disclosure Schedule identifies each patent or registration which has been issued or transferred to the Company, its Subsidiaries, or the Stockholders with respect to any of its Intellectual Property, identifies each pending patent application for registration which the Company, its Subsidiaries, or the Stockholders has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Company, its Subsidiaries, or the Stockholders has granted to any third party with respect to any of its Intellectual Property. The Company has delivered to the Buyer true, correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer true, correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 3(m)(iii) of the Company Disclosure Schedule also identifies each trade name or unregistered trademark used by the Company and its Subsidiaries in connection with the Business. With respect to each item of Intellectual Property required to be identified in Section 3(m)(iii) of the Company Disclosure Schedule:

(A) the Company and its Subsidiaries possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Company or its Subsidiaries threatened, which challenges the legality, validity, enforceability, use, or ownership of the item; and

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(D) Neither the Company, its Subsidiaries, nor the Stockholders have ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(iv) Section 3(m)(iv) of the Company Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Company and its Subsidiaries use pursuant to license, sublicense, agreement, or permission except for “shrink wrapped” software applications or other software generally available in unmodified form to the public. The Company has delivered to the Buyer true, correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 3(m)(iv) of the Company Disclosure Schedule;

(A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable (subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, preference and other similar laws providing for the protection of creditors’ rights generally), and in full force and effect;

(B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable (subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, preference and other similar laws providing for the protection of creditors’rights generally), and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(C) neither the Company nor its Subsidiaries, nor to the Knowledge of the Company and its Subsidiaries, no other party to the license, sublicense, agreement, or permission, is in breach or default, and no event has occurred which with notice of lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D) neither the Company nor its Subsidiaries have, and to the Knowledge of the Company and its Subsidiaries, no other party to the license, sublicense, agreement, or permission has, repudiated any provision thereof;

(E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

(F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

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(G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of the Company or its Subsidiaries, threatened, which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(H) neither the Company nor its Subsidiaries have granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

     (n) Tangible Assets. The Company and its Subsidiaries own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the Business as presently conducted. Each such tangible asset is free from any known material defects, has been maintained in accordance with normal industry practice, is in normal operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

     (o) Inventory. Subject to the reserve established on the March 31 Balance Sheet for stale or unmerchantable inventory, the inventory of the Company and its Subsidiaries consists of raw materials and supplies, manufactured and purchased parts, work in process, and finished goods, all of which is merchantable.

     (p) Contracts. Section 3(p) of the Company Disclosure Schedule lists (or contains a copy of, as indicated) the following contracts and other agreements, written or oral, to which the Company or any of its Subsidiaries is a party:

(i) all customer orders, and the purchase prices thereof, accepted by the Company or any of its Subsidiaries and in order backlog as of January 31, 2000;

(ii) a copy of that certain commitment by Abel GmbH & Company KG to purchase that certain facility in Buchen, Germany (the “Buchen Facility”) for DM2,100,000 from the landlord at or immediately following the termination of the existing lease with respect to the Buchen Facility;

(iii) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $15,000 per annum;

(iv) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year following the Closing Date, or which to the Knowledge of the Company or its Subsidiaries, will result in expenditures by the Company or its Subsidiaries in excess of $15,000 over the remaining life of such agreements;

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(v) any agreement concerning a partnership or joint venture;

(vi) any agreement (or group of related agreements) under which any of them have created, incurred, assumed, or guaranteed any Indebtedness, under which any of them have imposed a Security Interest on any of their assets, tangible or intangible;

(vii) any agreement concerning confidentiality or noncompetition;

(viii) any agreement involving the Stockholders to which the Company or any of its Subsidiaries is a party;

(ix) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of any of their current or former directors, officers, and employees;

(x) any agreement (A) for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $30,000 or (B) providing severance benefits;

(xi) any agreement under which any of them have advanced or loaned any amount to any of their directors, officers, and employees; or

(xii) any agreement under which the consequences of a default or termination would have an adverse effect in the amount of $15,000 or more on the business, financial condition, operations or results of operations of the Company or any of its Subsidiaries; or

(xiii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $15,000.

The Company has delivered or made available to the Buyer a true, correct and complete copy of each written agreement listed in Section 3(p) of the Company Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3(p) of the Company Disclosure Schedule. With respect to the customer orders set forth in Section 3(p)(i) above, all such orders have been priced at an amount consistent with past practice and in excess of the cost to the Company and the Subsidiaries of purchasing and manufacturing such goods. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect, subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, arrangement, moratorium or other similar laws from time to time affecting creditor’s rights generally; (B) neither the Company nor its Subsidiaries are, and to the Knowledge of the Company, no other party, is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreements; and (C) the Company has not, nor has it received notice that any third party has, repudiated any provision of the agreement. With respect to each customer order listed in Section 3(p) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries has any Knowledge of any basis for cancellation thereof.

     (q) Notes and Accounts Receivable. The notes and accounts receivable of the Company and its Subsidiaries included among the assets are at least in the amounts reflected in the Financial Statements dated as of January 31, 2000, and all such notes and accounts receivable are reflected properly on their books and records and are valid receivables subject to no known setoffs or counterclaims, subject only to the reserve for bad debts set forth on the face of the Financial Statements dated as of January 31, 2000.

     (r) Powers of Attorney. Other than as otherwise listed on Section 3(r) of the Company Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company or its Subsidiaries.

     (s) Insurance. Section 3(s) of the Company Disclosure Schedule sets forth a schedule of all insurance coverage to which the Company and its Subsidiaries has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five (5) years. Copies of such policies have been made available to the Parent and the Buyer for their review.

With respect to each such insurance policy: (A) all policy premiums due to date have been paid in full, and to the Knowledge of the Company, the policy is legal, valid, binding, enforceable, and in full force and effect with respect to the periods for which it purports to provide coverage subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, arrangement or moratorium or other similar laws from time to time affecting creditor’s rights generally; (B) neither the Company nor its Subsidiaries or, to the Knowledge of the Company and its Subsidiaries, any other party to the policy, is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any provision thereof. Section 3(s) of the Company Disclosure Schedule describes any self-insurance arrangements affecting the Company and its Subsidiaries.

     (t) Litigation. Except as set forth on Section 3(t) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries (i) are subject to any outstanding injunction, judgment, order, decree, ruling, or charge and (ii) are a party nor has the Company or any Subsidiary received notice of any third party’s intention to name the Company or any Subsidiary as a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

     (u) Product Warranty. Each product manufactured, sold, leased, or delivered by the Company and its Subsidiaries or service provided by the Company and its Subsidiaries has been in conformity with all applicable contractual commitments and all warranties, and neither the Company nor its Subsidiaries have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, except for Product Warranty Claims for which adequate reserves are set forth on the Financial Statements. Except as otherwise may be provided by applicable law, no product manufactured, sold, leased, or delivered by the Company and its Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 3(u) of the Company Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Company and its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions).

     (v) Product Liability. There are no existing or, to the Knowledge of the Company, threatened, claims against the Company and its Subsidiaries arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company and its Subsidiaries which could result in Liability to the Company and its Subsidiaries.

     (w) Employees. Section 3(w) of the Company Disclosure Schedule sets forth (A) the name, (B) the current annual salary (or hourly wage), including any bonus or commitment to pay any other amount or benefit in connection with a termination of employment, if applicable, and (C) the specific identity of the employing entity, of all present employees, consultants, and independent contractors employed by the Company and its Subsidiaries. Neither the Company nor its Subsidiaries are a party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practice. Neither the Company nor its Subsidiaries have any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to its employees. There is no claim outstanding or, to the Knowledge of the Company, threatened, or any Basis for a claim respecting employment of any past or present employee of the Company and its Subsidiaries including, without limitation, claims of personal injury (unless fully covered by worker’s compensation, liability or indemnity insurance) discrimination, wage, hours or similar laws or regulations.

     (x) Employee Benefits.

(i) No other corporation, trade, business, or other entity, would, together with the Company and its Subsidiaries constitute a single employer within the meaning of Code Section 414.

(ii) Section 3(x)(ii) of the Company Disclosure Schedule contains a true and complete list of all of the Employee Benefit Plans which are presently in effect or which have previously been in effect for the benefit of current or former employees, officers, directors or consultants of the Company and its Subsidiaries (the “Company Plans”). All Company Plans established or maintained outside of the United States primarily for the benefit of persons substantially all of whom are nonresident aliens are referred to herein as “Foreign Plans” and all other Company Plans are referred to herein as “US Plans”.

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(iii) Each US Plan has been administered in all material respects in accordance with its terms and is in compliance in all material respects with the applicable provisions of United States law, and each Foreign Plan has been administered in all material respects in accordance with its terms and is in compliance in all material respects with the applicable provisions of German, United Kingdom, Spanish, European Union, or other applicable foreign law. All reports, returns and similar documents required to be filed with any governmental agency or distributed to any participant of each Company Plan have been duly and timely filed or distributed in all material respects.

(iv) No actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Company’s knowledge, threatened, with respect to any Company Plan and no event or condition exists or may be reasonably expected to occur which would result in the Company and its Subsidiaries having any liability in respect of any Company Plan not reflected on the Financial Statements.

(v) The Company and its Subsidiaries have made all contributions or payments to or under each US Plan required by United States law, and to each Foreign Plan required by German, United Kingdom, Spanish law or by the terms of such Company Plan.

(vi) There is no lien outstanding upon any Assets pursuant to Code Section 412(n) in favor of any US Plan.

(vii) Except as set forth in Section 3(x)(vii) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries have any past, present or future obligation or liability to contribute to any multiemployer plan as defined in ERISA Section 3(37).

(viii) Neither the Company nor its U.S. Subsidiaries are obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a “parachute payment,” as defined in Code Section 280G(b) (determined without regard to Code Section 280G(b)(2)(A)(ii)).

(ix) Except as set forth in Section 3(x)(ix) of the Company Disclosure Schedule:

(A) each of the Company Plans has been established, maintained, funded and administered in all material respects in accordance with its governing documents and any applicable law, and with respect to the US Plans, any applicable provisions of ERISA, the Code, and all regulations promulgated thereunder;

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(B) none of the US Plans nor any Fiduciary has engaged in a Prohibited Transaction as defined in ERISA Section 406 or Code Section 4975 (for which no individual or class exemption exist under ERISA Section 408 or Code Section 4975, respectively);

(C) except for actions taken pursuant to Section 6 hereof, all filings and reports as to each of the US Plans required to have been made on or before the Closing Date to the Internal Revenue Service, or to the United States Department of Labor or to the Pension Benefit Guaranty Corporation, have been or will be duly made by that date;

(D) except for actions taken pursuant to Section 6 hereof, each of the US Plans which is intended to qualify as a tax-qualified retirement plan under Code Section 401(a) has received a favorable determination letter(s) from the Internal Revenue Service as to qualification of such US Plan for the period from its adoption through the Closing Date; nothing has occurred, whether by action or failure to act, which has resulted in or would cause the loss of such qualification; and each trust thereunder is exempt from tax pursuant to Code Section 501(a);

(E) each of the US Plans which is required to satisfy Code Sections 401(k)(3) or 401(m)(2) has been tested for compliance with, and has satisfied the requirements of, Code Sections 401(k)(3) and 401(m)(2) for each plan year ending prior to the Closing Date;

(F) no event has occurred and no condition exists relating to any of the US Plans that would subject the Company and its Subsidiaries to any Tax or Liability under IRS Sections 4971, 4972 or 4979, or to any Liability under ERISA Sections 502 or 4071; and

(G) to the extent applicable, each of the Company Plans has been funded in accordance with its governing documents and any applicable law and has not experienced any accumulated funding deficiency (whether or not waived) and, with respect to US Plans, has been funded in accordance with ERISA and the Code and has not exceeded its full funding limitation (within the meaning of Code Section 412) at any time.

(x) With respect to the US Plans which provide group health benefits to employees of the Company and its Subsidiaries and are subject to the requirements of Code Section 4980B and Part 6, Subtitle B of Title I of ERISA (“COBRA”), such group health plan has been administered in every material respect in accordance with its governing documents and COBRA and with the group health plan requirements of Subtitle K, Chapter 100 of the Code and ERISA Sections 701 et. seq.

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(xi) With respect to employee benefit matters generally:

(A) neither the Company, its Subsidiaries, nor any person, firm or corporation which is or has been under common control of the Company and its Subsidiaries within the meaning of Section 4001(b) of ERISA, maintains or contributes to or has ever maintained or contributed to any Employee Benefit Plan subject to Title IV of ERISA;

(B) except as set forth on Section 3(x)(xi) of the Company Disclosure Schedule, the consummation of the transactions contemplated hereby will not accelerate or increase any Liability under any of the Company Plans because of an acceleration or increase of any of the rights or benefits to which Company Plan participants or beneficiaries may be entitled thereunder;

(C) except as set forth on Section 3(x)(xi) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries have any obligation to any retired or former employee or any current employee of the Company and its Subsidiaries upon retirement or termination of employment under any Company Plans, other than such obligations imposed by COBRA; and

(D) except as set forth on Section 3(x)(xi) of the Company Disclosure Schedule, any of the Company Plans which is an “employee welfare benefit plan,“within the meaning of ERISA Section 3(1) (including Foreign Plans), may be terminated prospectively without Liability to the Company or the Parent or the Buyer, including, without limitation, Liability for unreported (e.g., run-off) benefit claims, premium adjustments or termination charges of any kind.

     (y) Guaranties. Neither the Company nor its Subsidiaries are a guarantor or otherwise liable for any Liability or obligation (including Indebtedness) of any other Person.

     (z) Environment, Health, and Safety.

(i) The Company and its Subsidiaries have complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging such failure.

(ii) Neither the Company nor its Subsidiaries have any Liability (and neither the Company nor its Subsidiaries have handled, used, stored, treated, recycled or disposed of any Hazardous Substance, arranged for the disposal of any Hazardous Substance, exposed any employee or other individual to any Hazardous Substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigations, charge, complaint, claim or demand giving rise to any Liability) for penalties, investigations of or damage to any site, location, body of water (surface or subsurface), or other natural resources (including, without limitation, any real property now or previously owned or operated by the Company and its Subsidiaries), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Laws.

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(iii) Except as set forth in Section 3(z) of the Company Disclosure Schedule, all properties and equipment used in the Business are and in the past have been free of any amounts of asbestos, PCB’s, methylene chloride, trichlorethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances, the presence of which could result in Adverse Consequences.

     (aa) Certain  Business  Relationships  With  the  Company and its Subsidiaries. Except as set forth in Section 3(aa) of the Company Disclosure Schedule, none of the Stockholders, nor with respect to Abel, his current or former spouse, children, parents, grandparents, cousins, or other relatives has been involved directly or indirectly in any business arrangement or relationship with the Company or its Subsidiaries within the past thirty-six (36) months, and no Stockholder owns any asset, tangible or intangible, which is used in the Business.

     4. REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE BUYER.

     The Parent and the Buyer, jointly and severally, represent and warrant to the Stockholders that the statements contained in this Section 4 are true, correct and complete as of the date hereof, and will be true, correct and complete as of the Closing Date.

(a) Organization of the Buyer. The Parent is a corporation, and the Buyer is a limited partnership, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified as a foreign corporation to do business in every jurisdiction where such qualification is required.

(b) Authorization of Transaction. Each of the Parent and the Buyer has full corporate and partnership, respectively, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Parent and the Buyer, enforceable in accordance with its terms and conditions. The Parent and the Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agencies in order for the Parties to consummate the transactions contemplated by this Agreement.

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(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby nor any payment to the Company or the Stockholders contemplated hereby will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Parent or the Buyer is subject, or any provision of its certificate of incorporation or bylaws or any agreement for borrowed money.

(d) Broker’s Fees. Neither the Parent nor the Buyer has incurred any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Stockholders could become liable or obligated.

(e) Disclosure. To the knowledge of the Parent and the Buyer, the representations and warranties contained in this Section 4 do not, and as of the Closing Date will not, contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements contained in this Section 4 not misleading.

(f) Financing. The Parent and the Buyer have the necessary financial resources and committed funding available to consummate the transactions contemplated herein.

(g) Due Diligence.

     As of the Closing Date, the Parent and the Buyer have conducted a due diligence review and investigation of the Company and its Subsidiaries in a manner and to an extent satisfactory to them. Notwithstanding the foregoing, the conduct of such due diligence review by the Parent and the Buyer does not and shall not in any way waive, impair, limit, diminish, or extinguish any right, remedy, benefit or interest of either the Parent or the Buyer arising under or pursuant to the representations, warranties, covenants, and indemnities set forth in this Agreement, the Escrow Agreement, the Noncompetition and Assignment of Inventions Agreement, the Release Agreements, and the Consulting Agreement.

     5. CLOSING DELIVERIES AND OTHER OBLIGATIONS TO CLOSE.

     (a) Conditions to Obligation of the Parent and the Buyer. The obligation of the Parent and the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the moment immediately preceding the Closing;

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(ii) the Company and the Stockholders shall have performed and complied with all of their covenants hereunder in all material respects through the moment immediately preceding the Closing;

(iii) the Company shall have procured all of the third party consents specified on Exhibit C hereto;

(iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect in a materially adverse manner the right of the Buyer to own the assets of the Company or to operate the Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) all filings that are required to have been made by the Parties with any United States, Germany, United Kingdom, Spain, or European Union governmental agency in order to carry out the transactions contemplated by this Agreement shall have been made and all authorizations, consents and approvals from any United States, Germany, United Kingdom, Spain, or European Union governmental agency (including but not limited to all necessary approvals under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended) required to carry out the transactions contemplated by this Agreement shall have been received and any applicable waiting periods shall have expired or shall have been terminated;

(vi) the Company shall have transferred all of its right, title, and interest in and to the outstanding capital stock of Abel Beteiligungs GmbH, a corporation organized under the laws of Germany, to Abel;

(vii) the Company and the Stockholders shall have delivered to the Parent and the Buyer a certificate, executed by the Company and the Stockholders, to the effect that the conditions specified above in Section 5(a)(i)-(vi) have been satisfied in all respects;

(viii) Abel shall have entered into a Noncompetition and Assignment of Inventions Agreement, with a term equal to four (4) years, in form and substance as set forth in Exhibit D attached hereto and the same shall be in full force and effect;

(ix) the Stockholders, Maria Abel and Godard Abel shall have executed and delivered to the Parent and the Buyer a release agreement (each, a “Release Agreement”) in form and substance as set forth on Exhibit E hereto, with respect to

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any claim against the Company or any Subsidiary for indemnification arising out of their respective roles as officers, directors or the equivalent of such entities;

(x) each of the Stockholders, the Parent, the Buyer and the Escrow Agent shall have entered into the Escrow Agreement;

(xi) as security for the Buyer’s obligations after Closing in the event of Buyer’s termination (except for termination for cause or for substantial nonperformance) of that certain agreement by and between the Company and BigMachines.com, Inc. dated _________, 2000, as amended _________, 2000 attached as Section 5(a)(xi) of the Company Disclosure Schedule (the “BigMachines Agreement”), the Buyer, BigMachines.com, Inc., and the Escrow Agent shall enter into an escrow agreement as of the Closing Date, which shall be funded with Five Hundred Thousand Dollars (US$500,000) (the “BigMachines Escrow”). The amounts held in the BigMachines Escrow shall be held during the First Escrow Period (as defined in Section 8(b)(vi) below), provided that $200,000 shall be retained in the BigMachines Escrow during the Second Escrow Period (as defined in Section 8(b)(vi) below) as security in the event of Buyer’s termination (except for a termination for cause or substantial nonperformance) of the BigMachines Agreement. Further, BigMachines.com, Inc. may be reimbursed from the BigMachines Escrow in amounts equal to commission payments due under the BigMachines Agreement after Closing upon submission by Buyer of an affidavit with respect to such commission payments from time to time by notice to the Escrow Agent and to BigMachines.com, Inc. The Escrow Agent shall reimburse BigMachines.com, Inc. for the amounts set forth in such affidavit within ten (10) days of receipt.

(xii) the Company shall have delivered to the Parent and the Buyer a payoff letter with respect to all amounts due under the Indebtedness of the Company and its Subsidiaries (other than trade accounts payable incurred in the Ordinary Course and capitalized lease obligations), in form and substance reasonably satisfactory to the Parent and the Buyer, and the Company and the Stockholders shall have made arrangements satisfactory to the Parent and the Buyer for the prompt payment of such Indebtedness as of the Closing Date;

(xiii) the Parent and the Buyer shall have received from counsel to the Company, the US Subsidiary, and the Stockholders opinions with respect to the Company and the transactions contemplated hereby in form and substance as set forth in Exhibit G attached hereto, addressed to the Parent and the Buyer, and dated as of the Closing Date;

(xiv) the supplements and amendments to the Company Disclosure Schedule, if any, shall have been satisfactory to the Parent and the Buyer in the sole discretion of the Parent and the Buyer;

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(xv) the Company shall have taken all necessary corporate action to terminate all Company Plans with respect to the Company and the US Subsidiary, as set forth in Section 6 below;

(xvi) the Company shall have delivered to the Parent and the Buyer a certificate of the Secretary of the Company as to the incumbency of its officers, a copy of a certificate evidencing the incorporation and subsistence of the Company, a copy of the articles and bylaws of the Company, and a copy of the resolutions adopted by the board of directors and the shareholders of the Company with respect to the transactions contemplated by this Agreement; and

(xvii) all actions to be taken by the Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Parent and the Buyer.

     Either the Parent or the Buyer may waive any condition specified in this Section 5(a) if it executes a writing so stating at or prior to the Closing, or if such Closing occurs without the satisfaction of such condition.

     (b) Conditions to Obligation of the Stockholders and the Company. The obligations of the Stockholders and the Company to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:      (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the moment immediately preceding the Closing;

(ii) the Parent and the Buyer shall have performed and complied with all of their covenants hereunder in all material respects through the moment immediately preceding the Closing;

(iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) all filings that are required to have been made by the Parties with any United States, Germany, United Kingdom, Spain, or European Union governmental agency in order to carry out the transactions contemplated by this Agreement shall have been made and all authorizations, consents and approvals from any United States, Germany, United Kingdom, Spain, or European Union governmental agency (including but not limited to all necessary approvals under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended) required to carry out the transactions contemplated by this Agreement shall have been received and any applicable waiting periods shall have expired or shall have been terminated;

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(v) the Parent and the Buyer shall have delivered to the Company and the Stockholders a certificate to the effect that the conditions specified above in Section 5(b)(i)-(iv) have been satisfied in all respects;

(vi) the Stockholders shall have received from counsel to the Parent and the Buyer an opinion in form and substance as set forth in Exhibit H attached hereto, addressed to the Stockholders, and dated as of the Closing Date;

(vii) each of the Parent and the Buyer shall have delivered to the Company and the Stockholders a certificate of the Secretary of each of the Parent and the Buyer as to the incumbency of each of their officers, a copy of a certificate evidencing the incorporation, existence and good standing of the Parent and the Buyer, a copy of the articles and bylaws of the Parent and the Certificate of Limited Partnership of the Buyer, and a copy of the resolutions adopted by the board of directors of the Parent and the general partner of the Buyer with respect to the transactions contemplated by this Agreement; and

(viii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Stockholders and the Company.

     The Stockholders may waive any condition specified in this Section 5(b) if they execute a writing so stating at or prior to the Closing, or if such Closing occurs without the satisfaction of such condition.

     6. PRE-CLOSING COVENANTS REGARDING PLAN TERMINATION.

     Prior to the Closing Date, the Company will terminate all plans permitting the issuance of Company Shares or the capital stock of any Subsidiary of the Company; options to acquire Company Shares or capital stock of any Subsidiary of the Company; and/or other rights to acquire Company Shares or capital stock of any Subsidiary of the Company, that are valued in whole or in part by reference to Company Shares or capital stock of any Subsidiary of the Company or that may be settled in Company Shares or capital stock of any Subsidiary of the Company (such option and other rights are hereafter collectively referred to as “Equity Rights”). Prior to the Closing Date, the Company shall take such action as is necessary to cancel, effective no later than the Closing Date, all outstanding Equity Rights in a manner that is binding upon the holders of such Equity Rights. Prior to the Closing Date, the Company shall take all corporate action necessary to terminate, effective no later than the day before the Closing Date, all Company Plans of the Company and the US Subsidiary which are intended to qualify as tax-qualified retirement plans under Code Section 401(a). Parent shall cause one or more of the tax qualified plans it maintains to accept rollovers of distributed amounts from any terminated Company Plan maintained by the Company and the US Subsidiary; provided, however, that Parent’s obligation with respect to any such Company Plan shall be conditioned upon the receipt of a favorable determination letter from the Internal Revenue Service to the effect that such Company Plan remains qualified under Code Section 401(a) upon its termination.

     7. POST-CLOSING COVENANTS.

     The Parties agree as follows with respect to the period following the Closing:

     (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, the Stockholders and the Buyer will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, at the sole cost and expense of the requesting Party. The Stockholders acknowledge and agree that from and after the Closing the Buyer will have the right to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company and its Subsidiaries in this Agreement; provided, however, that the Stockholders shall have the right to obtain access to such documents, books, records (including Tax records), agreements, and financial data to the extent related to the period prior to the Closing and make photocopies thereof for a proper purpose, such as in connection with the preparation of his personal Tax Returns.

     (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Buyer or the Stockholders, each of the other Parties will reasonably cooperate with the contesting or defending Party and his or its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

     (c) Transition. The Stockholders will use reasonable efforts not to take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company and its Subsidiaries from maintaining the same business relationships with the Parent, the Buyer, and the Company after the Closing as it maintained with the Company and its Subsidiaries prior to the Closing.

     (d) Confidentiality. The Stockholders will treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any Stockholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Party will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7(d). If, in the absence of a protective order or the receipt of a waiver hereunder, such Stockholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Stockholder may disclose the Confidential Information to the tribunal; provided, however, that such Stockholder shall use his or its reasonable efforts to obtain, at the reasonable request of the Buyer and at the Buyer’s sole expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

(ii) Subject to any applicable law or regulation, the Parent and the Buyer shall treat and hold confidential the amount of the Aggregate Consideration.

     (e) Tax Matters. With respect to the transactions contemplated by this Agreement, the Parent, the Buyer, and the Stockholders will provide each other with such cooperation and information as either of them may reasonably require of the other in connection with the filing of any Tax Return, including Tax Returns  relating  to  the  application  of the successor  employer  rules  for  payroll  Tax  purposes  contained  in  Code  Sections 3121(a)(1) and 3306(b)(1), the determination of a liability for Taxes or a right to a refund for Taxes, or the preparation for litigation or investigation of any claim for Taxes or a right to a refund for Taxes, or the preparation for cooperation and information shall include all relevant Tax Returns, and other documents and records, or portions thereof relating to or necessary in connection with the preparation of records, or portions thereof relating to or necessary in connection with the preparation of such Tax Returns or other determination of Tax Liability. Each Party shall retain all Tax Returns, schedules, workpapers, and all other materials, records or documents until the expiration of the statute of limitations for the taxable years to which such Tax Returns and other documents relate. After expiration of the statute of limitations, a Party shall notify the each other Party in writing that it desires to dispose of or destroy the Tax Returns and other documents and shall provide such other Parties with the right for thirty (30) days after the tendering of such notice to copy or take possession of such Tax Returns and other documents. Any information obtained under this provision shall be kept confidential by the Parties, except as may be necessary in connection with the filing of such Tax Returns.

     (f) Cancellation of Certain Accounts Receivable.

     Immediately following the Closing, the Parent and the Buyer shall cause the Company to cancel (i) the receivable on the books of the Company with respect to the Steinach Property Transfer, and (ii) the receivable on the books of the Company with respect to the transfer of all of the issued and outstanding capital stock of Abel Beteiligungs GmbH, a corporation organized under the laws of Germany, from the Company to Abel.

     (g) Company Indebtedness.

     Parent will maintain the Indebtedness of the Company and its Subsidiaries existing as of the Closing Date and set forth on Section 7(g) of the Company Disclosure Schedule for a period of six (6) months following the Closing Date; provided, however, that Parent may satisfy such Indebtedness prior to the six-month anniversary of the Closing Date if in its reasonable determination such satisfaction is required pursuant to the provisions of its banking arrrangements.

     8. REMEDIES FOR BREACHES OF THIS AGREEMENT.

     (a) Survival of Representations and Warranties. All of the representations and warranties contained in Section 3(g)-3(aa), except Section 3(i), 3(k), and 3(z) of this Agreement and of the Parent and the Buyer contained in Section 4(d)-(e) of this Agreement shall survive the Closing and continue in full force and effect for a period of one (1) year thereafter; the representations and warranties contained in Section 3(i) shall survive the Closing and continue in full force and effect for a period of five (5) years thereafter; the representations and warranties contained in Section 3(k) shall survive the Closing and continue in full force and effect until December 15, 2003; the representations and warranties contained in Section 3(z) shall survive the Closing and continue in full force and effect for a period of six (6) years thereafter; and all of the representations and warranties contained in Section 3(a)-(f), and Section 4(a)-(c), and all other covenants, indemnities, and other agreements of the Parent, the Buyer and the Stockholders contained in this Agreement shall survive the Closing and continue in full force and effect forever thereafter, subject to any applicable statutes of limitations; provided, however, that nothing herein shall be construed to permit an indemnity claim with respect to a representation, warranty, covenant, or other agreement contained in this Agreement to survive the expiration of the applicable survival period for such representation, warranty, covenant, or other agreement, as set forth in this Section 8(a). No action, claim, or proceeding may be brought by any Party hereto against any other Party resulting from, arising out of, or caused by a breach of a representation or warranty contained herein, or the failure to perform any covenant or other obligations hereunder, after the time such representation, warranty or covenant ceases to survive pursuant to the preceding sentence, unless written notice of such claim setting forth with specificity the basis for such claim is delivered to the applicable Party prior to such time.

(b) Indemnification Provisions for Benefit of the Parent, the Buyer, and the Company.

(i) In the event any Stockholder breaches any of his or its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that either the Parent, the Buyer, or the Company makes a written claim for indemnification setting forth the basis for such claim against the Stockholders pursuant to Section 9(h) below within such survival period, then the Stockholders agree to defend, indemnify and hold harmless the Parent, the Buyer, and the Company, subject to the limitations set forth herein, from and against the entirety of any Adverse Consequences the Parent, the Buyer, or the Company may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Parent, the Buyer, or the Company which arise out of such breach or alleged breach after the end of any applicable survival period) resulting from, arising out of, or caused by the breach (or the alleged breach); provided, however, that:

(A) the Stockholders shall not have any obligation to indemnify the Parent, the Buyer, or the Company from and against any Adverse Consequences resulting from, arising out of, or caused by the breach (or alleged breach) of any representation, warranty or covenant contained in (i) Sections 3(a)-3(f), which exceed the Aggregate Consideration, and (ii) Sections 3(g)-3(aa) of the Agreement which exceed thirty percent (30%) of the Aggregate Consideration; and

(B) the Stockholders shall have no indemnification obligation with respect to such breaches (or alleged breaches) contained herein until the Parent, the Buyer, or the Company has suffered Adverse Consequences by reason thereof in excess of Three Hundred Thousand Dollars (US$300,000), and, in such event, the Stockholders shall be liable only for the amount of such Adverse Consequences which are in excess of such threshold.

(ii) Notwithstanding anything to the contrary herein contained, (A) the Stockholders will indemnify, defend and hold harmless Parent, the Buyer and the Company from and against any Adverse Consequences as a result of claims based on or arising from environmental liabilities based upon conditions or activities at or the ownership or occupancy of the real property which was the subject of the Steinach Property Transfer, and (B) such indemnification shall not be limited in time or amount.

(iii) Notwithstanding anything to the contrary herein contained, (A) the Stockholders will indemnify, defend and hold harmless the Parent, the Buyer, and the Company from and against any Adverse Consequences as a result of claims based on or arising from any injunction, judgment, order, decree, ruling, or charge filed against the Company on or after the Closing Date as a result of any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator against the Company commenced on or prior to the Closing Date, and (B) such indemnification shall not be limited in time or amount or subject to any deductible or cap. The indemnification provisions of this Section 8(b)(iii) shall apply, but shall not be limited to those matters described on Section 8(b)(iii) of the Company Disclosure Schedule. With respect to those matters existing on the date hereof set forth on Section 8(b)(iii)(X) of the Company Disclosure Schedule, the Stockholders shall have the right to defend such third party claim consistent with the provisions of Section 8(d)(iv) and the Company shall have the right to participate with the Stockholders in such defense. With respect to those matters existing on the date hereof set forth on Section 8(b)(iii)(Y) of the Company Disclosure Schedule, Buyer shall defend the Company in respect to such matters, and the Stockholders shall indemnify Parent and Buyer from and against the entirety of any Adverse Consequences resulting from, arising out of, relating to, or caused by such claims, including the reimbursement of all reasonable fees of counsel incurred by Buyer in the defense of such claim. The Stockholders shall have the right to settle such litigation and the Company shall agree to any reasonable settlement term that does not involve any monetary or non-monetary term or condition applicable to the Company or its operations.

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(iv) Notwithstanding anything to the contrary herein contained, (i) the Stockholders will indemnify, defend and hold harmless the Parent, the Buyer and the Company from and against any Adverse Consequences as a result of claims based on or arising from any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, including but not limited to those fees or commissions of The Nassau Group, Inc., and (ii) such indemnification shall not be limited in time or amount or subject to any deductible or cap.

(v) Notwithstanding anything to the contrary herein contained, (i) the Stockholders will indemnify and hold harmless the Parent, the Buyer and the Company from and against ninety five-percent (95%) of the aggregate amount of any Adverse Consequences as a result of claims based on or arising from those matters set forth on Section 3(k)(iv) of the Company Disclosure Schedule, and (ii) such indemnification shall not be limited in time or amount or subject to any deductible or cap. The Company shall defend those claims which are based on or arise from those matters set forth on Section 3(k)(iv) of the Company Disclosure Schedule.

(vi) As security for the indemnification obligations of the Stockholders under this Agreement, the Parties (except for the Company) shall enter into the Escrow Agreement as of the Closing Date, which shall be funded with Two Million Six Hundred Thousand Dollars (US$2,600,000) of the Stock Purchase otherwise payable to the Stockholders (the “Transaction Escrow”), with respect to the indemnification obligations arising under the representations, warranties, and covenants contained in this Agreement. The amounts held in the Transaction Escrow shall be held for a period of one (1) year (the “First Escrow Period”), provided that Eight Hundred Thousand Dollars (US$800,000) (plus any pending claims under this Section 8) shall be retained in the Transaction Escrow for an additional one-year period after the conclusion of the First Escrow Period (the “Second Escrow Period”) to secure the obligations of the Stockholders under the indemnification obligations arising under this Agreement, and provided further that Two Hundred Thousand Dollars (US$200,000) (plus any pending claims under this Section 8) shall be retained in the Transaction Escrow for a third one-year period (the “Third Escrow Period”) after the conclusion of the Second Escrow Period to secure the obligations of the Stockholders for indemnification obligations arising under Section 3(k) of this Agreement. The $200,000 held in the Transaction Escrow during the Third Escrow Period shall be held exclusively to secure indemnification obligations arising under Section 3(k) of this Agreement, except to the extent pending claims existing on the first day of the Third Escrow Period are not adequately secured by additional amounts retained in the Transaction Escrow. Amounts held under the Transaction Escrow shall be a nonexclusive source of indemnification for any representations, warranties, or covenants under this Agreement, and shall not otherwise limit the liability of the Stockholders with respect to indemnification under this Agreement.

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     (c) Indemnification Provisions for Benefit of the Stockholders. In the event Parent or Buyer breaches any of their representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that the Stockholders make a written claim for indemnification setting forth in reasonable detail the basis for such claim against the Parent or the Buyer pursuant to Section 9(h) below within such survival period, then the Parent and the Buyer, jointly and severally, agree to defend, indemnify and hold harmless the Stockholders from and against the entirety of any Adverse Consequences (up to but not in excess of the Stock Purchase Consideration) the Stockholders may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Stockholders which arise out of such breach or alleged breach after the end of any applicable survival period) resulting from, arising out of, or caused by the breach (or the alleged breach).

     (d) Matters Involving Third Parties.

(i) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

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(ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (C) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interest of the Indemnified Party, and (D) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement involving any material monetary or non-monetary term or condition applicable to the Indemnified Party or its operations with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).

(iv) In the event any of the conditions in 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

     (e) Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 8.

      (f) Post-Closing. Following the Closing, the remedy of the Stockholders, on the one hand, and the Parent, the Buyer, and the Company on the other hand, with respect to any breach or threatened breach of a representation, warranty or covenant contained herein or with respect to any event, circumstance or condition occurring on or before the Closing shall be limited to the enforcement of the indemnification obligations set forth in Section 8; provided, however,that nothing provided in this Section 8(f) shall limit the right of any Party to seek any equitable remedy available to enforce his or its rights hereunder in accordance with Section 9(o).

     9. MISCELLANEOUS.

     (a) Press Releases and Public Announcements. Neither the Company, its Subsidiaries, nor the Stockholders shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Parent. The Parent, upon prior notice to the Company and Abel and with their advance consent (which may not be unreasonably withheld), may make any public disclosure it believes in good faith is required or permitted by applicable law or any listing or trading agreement concerning its publicly-traded securities. Subject to applicable law or regulation, no press release issued to the media or the public by the Parent shall include the identity of any of the Stockholders.

     (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (c) Stockholder Liability. The liability of the Stockholders under this Agreement shall be joint and several.

     (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of each other Party; provided, however, that either the Parent or the Buyer may (i) assign the Buyer’s rights hereunder to any of the Parent’s affiliates and (ii) designate one or more of its affiliates to perform the Buyer’s obligations hereunder (in any or all of which cases the assigning Party nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Buyer or the Company:

Larry K. Christensen	Copy to:
Abel L.P.	Thomas R. McNeill
c/o Roper Industries, Inc.	Powell, Goldstein, Frazer & Murphy LLP
160 Ben Burton Road	191 Peachtree Street, NE, 16th Floor
Bogart, Georgia 30622	Atlanta, GA 30303
Facsimile: (706) 353-6496	Facsimile: (404) 572-6999

If to the Stockholders:

Dr. Goerdt K. Abel	Copy to:
Pink House Road	Chris Carson, Esq.
Sewickley, PA 15143	Cohen & Grigsby, P.C.
Facsimile: (412) 741-7978	11 Stanwix Street, Ste. 1500
Pittsburgh, PA 15222
Facsimile: (412) 209-0672

Goerdt K. Abel Irrevocable Trust No. 1	Copy to:
Pink House Road	Chris Carson, Esq.
Sewickley, PA 15143	Cohen & Grigsby, P.C.
11 Stanwix Street, Ste. 1500
Pittsburgh, PA 15222
Facsimile: (412) 209-0672

Goerdt K. Abel Irrevocable Trust No. 2	Copy to:
Pink House Road	Chris Carson, Esq.
Sewickley, PA 15143	Cohen & Grigsby, P.C.
11 Stanwix Street, Ste. 1500
Pittsburgh, PA 15222
Facsimile: (412) 209-0672

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If to the Parent:

Larry K. Christensen	Copy to:
Roper Industries, Inc.	Thomas R. McNeill
160 Ben Burton Road	Powell, Goldstein, Frazer & Murphy LLP
Bogart, Georgia 30622	191 Peachtree Street, 16th Floor
Facsimile: (706) 353-6496	Atlanta, Georgia 30303
Facsimile: (404) 572-6999

     Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (l) Expenses. The Parent and the Buyer will bear (i) their own costs and expenses (including but not limited to financial, advisory, accounting, legal, and environmental fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, including without limitation 100% of the filing fees applicable to the filings made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (ii) the reasonable legal fees of Cohen & Grigsby, P.C. incurred by the Company and the Stockholders in connection with this Agreement and the transactions contemplated hereby since May 1, 2000, provided that the aggregate amount of such legal fees subject to payment by Parent and Buyer shall not exceed $10,000. The Stockholders each shall bear (i) each of their own costs and expenses (including but not limited to financial, advisory, accounting, legal, and environmental fees and expenses, and the fees and expenses of The Nassau Group, Inc.) and (ii) the costs and expenses (including but not limited to financial, advisory, accounting, and legal fees and expenses, and the fees and expenses of The Nassau Group, Inc.) of the Company and its Subsidiaries, incurred in connection with this Agreement and the transactions contemplated hereby.

     (m) Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including“ shall mean including without limitation. Items set forth in the Company Disclosure Schedule shall be deemed an exception only to the representations and warranties for which they are identified and any other representations or warranties to which the Company Disclosure Schedule with respect to representations and warranties contain in appropriate cross-reference.

     (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     (o) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having, in accordance with the terms of this Agreement, jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

     (p) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the Western District of the Commonwealth of Pennsylvania in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9(h) above. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

     (q) Arbitration. Except as otherwise set forth in this Agreement, all disputes arising out of or under this Agreement shall be settled by arbitration in a location in the Western District of the Commonwealth of Pennsylvania mutually acceptable to the Parties before a single arbitrator pursuant to the rules of the American Arbitration Association. Arbitration may be commenced at any time by any of the Parties by giving written notice to each other than such dispute has been referred to arbitration under this Section 9(q). The arbitrator shall be selected by the joint agreement of the Parties, but if they do not so agree within twenty (20) days after the date of receipt of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by the American Arbitration Association. Any award rendered by the arbitrator shall be conclusive and binding upon the Parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reason for the award. This provision for arbitration shall be specifically enforceable by the Parties and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. The arbitrator shall assess, as part of his award to the prevailing Party, all or such part as the arbitrator deems proper of the arbitration expenses of the prevailing Party (including reasonable attorneys’fees) and of the arbitrator against the Party that is unsuccessful in such claim, defense or objection.

     (r) Governing Currency. The governing currency for all purposes under this Agreement shall be U.S. Dollars. The March 31 Balance Sheet shall be prepared utilizing the exchange rates in the Wall Street Journal published on the Closing Date and in accordance with GAAP. In all other cases, currency values shall be converted to U.S. Dollars as of the third (3rd) business day preceding the date scheduled for payment at the applicable exchange rates as specified in the Wall Street Journal (U.S. edition).

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

BUYER: Abel L.P.
By:	Compressor Controls Corporation, its General Partner By:___________________________________ Larry K. Christensen Vice President
PARENT: Roper Industries, Inc. By:_____________________________________________ Larry K. Christensen Group Vice President
COMPANY:

AHC, Inc.

By:_____________________________________________
Name:___________________________________________
Title:____________________________________________

STOCKHOLDERS:

_______________________________________________
Dr. Goerdt K. Abel

[signatures continued on following page]

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[signatures continued from previous page]

Goerdt K. Abel Irrevocable Trust No. 1 By:_______________________________________ Godard Abel Trustee

Goerdt K. Abel Irrevocable Trust No. 2 By:_______________________________________ Margell Abel Trustee

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